Investor Contact:                                    Media Contact:
Linda Lennox                                            Christopher Reardon
Director, Investor Relations                        Manager, Corporate Communications
Tel: (908) 719-4224                                  Tel: (908) 719-4224
E-mail: llennox@nui.com                            E-mail: creardon@nui.com

For Immediate Release

NUI CORPORATION ANNOUNCES SETTLEMENT OF FOCUSED AUDIT

Agreement clears path for continuation of sale process;
NJBPU also approves new gas supply procurement agent for NUI Utilities

Bedminster, NJ - April 14, 2004 - NUI Corporation (NYSE:NUI) today announced it has reached a settlement agreement with the New Jersey Board of Public Utilities (NJBPU) on all issues relating to the focused audit performed on NUI Corporation, NUI Utilities, Inc., and Elizabethtown Gas Company.  As the full report of the audit points out, Elizabethtown Gas Company has consistently provided, safe, reliable and efficient service to its customers.  The areas cited in the audit relate primarily to the parent company, NUI, and certain subsidiaries.

To close the matter with the NJBPU and further the company's efforts to complete the previously announced sale of the company, NUI has entered into a settlement agreement with the NJBPU wherein it will return $28 million to Elizabethtown Gas ratepayers over five years and will pay a $2 million penalty to the State of New Jersey.  The refund and penalty total approximately $18.6 million, net of tax, or $1.16 per share, and will be recorded as an adjustment to the company's fiscal 2003 financial results.  NUI believes the structure of the settlement was necessary to achieve a timely resolution of all the issues of the focused audit and closes a number of other outstanding issues and filings before the NJBPU.  This settlement removes an impediment to the sale of the company.  It is conditioned on the company obtaining all necessary waivers from its lenders.

Craig G. Matthews, NUI President and Chief Executive Officer, said, "We are pleased that we have reached a comprehensive settlement agreement with the NJBPU and can move forward with our primary objective of selling the company, which we feel is in the best interests of shareholders, employees and customers.  We also are gratified that the audit report concluded that Elizabethtown Gas Company has consistently provided safe, reliable and efficient service to its customers."

Under the terms of the settlement, Elizabethtown Gas Company will refund $7 million to ratepayers in fiscal year 2004; $6 million in fiscal year 2005; and $5 million each in fiscal years 2006, 2007 and 2008; plus interest.  The method of the refunds and the impact on individual customers is still to be determined by the NJBPU.

In addition, NUI will pay a $2 million penalty, paying the State of New Jersey $400,000 in each of fiscal years 2004-2008.  Other details of the settlement agreement deal with financial controls and the administrative and financial separation of Elizabethtown Gas Company and NUI Utilities from the parent NUI.  NUI had addressed the major business issues identified in the report's findings prior to today's settlement announcement.

NUI anticipates filing with the Securities and Exchange Commission its Form 10-K for the fiscal year ended September 30, 2003, as well as its Form 10-Qs for the first and second quarters of fiscal 2004, on or before May 17, 2004.  NUI's plans remain to sign a definitive agreement with a purchaser of the company some time in the second quarter of calendar 2004.

Also at today's meeting, the NJBPU approved NUI Utilities' selection of Cinergy Marketing & Trading, LP, to procure all of NUI Utilities' gas requirements from April 1, 2004, through March 31, 2005.  The contract was awarded through a competitive bidding process, as required by the NJBPU.  Under the contract, NUI Utilities is required to pre-pay for gas purchases Cinergy makes on its behalf.

NUI Corporation, based in Bedminster, NJ, is a diversified energy company that operates natural gas utilities and businesses involved in natural gas storage and pipeline activities. NUI Utilities' divisions include Elizabethtown Gas in New Jersey, City Gas Company of Florida and Elkton Gas in Maryland.

This press release contains forward-looking statements, including statements related to the potential sale of NUI Corporation. These statements are based on management's current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, the ability of the company to receive waivers from its lenders; the ability of the company to identify a buyer of the company and negotiate a definitive agreement for the sale of the company; the ability of the company to meet its pre-payment obligations under the Cinergy contract; the ability to complete and file the company's 10-K and 10-Qs in the time period specified; those factors set forth in the company's Form 10-K, Form 10-Q and its other filings with the Securities and Exchange Commission; and other uncertainties, all of which are difficult to predict and some of which are beyond the company's control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words "expect," "believe," "project," "anticipate," "intend," "should," "could," "will," and variations of such words and similar expressions, are intended to identify forward-looking statements. The company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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